Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Cablevision Systems Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-86789 and 333-71965) on Form S-3 and in the registration statements (Nos. 333-79485, 333-57924, 333-36282-99, 333-41349-99, 333-57922, 333-134260 and 333-134259) filed on Form S-8 of Cablevision Systems Corporation of our report dated February 26, 2009, with respect to the consolidated balance sheets of Cablevision Systems Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficiency and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008 and the related financial statement schedule for each of the years in the three-year period ended December 31, 2008, and our report dated February 26, 2009, with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 combined annual report on Form 10-K of Cablevision Systems Corporation and CSC Holdings, Inc.

As discussed in our report dated February 26, 2009, the Company adopted the provisions of FASB Interpretation  No. 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007, and adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, with respect to financial assets and financial liabilities, as of January 1, 2008.

/s/ KPMG LLP

Melville, New York
February 26, 2009